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                                                                  Exhibit 4 (e)

                             SUB-ADVISORY AGREEMENT

SUB-ADVISORY AGREEMENT executed as of April 30, 2004, between Allmerica Financial Investment Management Services, Inc. (the "Manager") and GE Asset Management Incorporated (the "Sub-Adviser") (the "Agreement").

WITNESSETH:

That in consideration of the mutual covenants herein contained, it is agreed as follows:

1. SERVICES TO BE RENDERED BY SUB-ADVISER TO THE TRUST

     (a) Subject always to the control, supervision and direction of the Trustees of Allmerica Investment Trust (the "Trust" or "AIT"), a Massachusetts business trust, and any written guidelines adopted by the Trustees or the Manager, the Sub-Adviser, at its expense, will furnish continuously an investment program for the Select Growth Fund (the "Fund") and such other series of shares as the Trust, the Manager and the Sub-Adviser may from time to time agree on (together, the "Funds"). The Sub-Adviser acknowledges the Fund may have one or more other sub-advisers and that the Manager shall from time to time determine the portion of the Fund's assets to be managed by the Sub-Adviser (the "Sub-Adviser's Portion"), provided that the Manager provides reasonable advance written notice of any change to the Sub-Adviser's Portion of the Fund. The Sub-Adviser will make investment decisions on behalf of the Sub-Adviser's Portion and will determine from time to time what investments will be purchased, retained or sold for the Sub-Adviser's Portion of the Fund and shall place all orders for the purchase and sale of portfolio securities relating thereto. The Sub-Adviser shall not consult with any AIT Sub-Adviser (other than an affiliated person of the Sub-Adviser), concerning transactions for the Fund in securities or other assets. To the extent that multiple AIT Sub-Advisers serve as investment advisers of the Fund, the Sub-Adviser shall be responsible for providing investment advice to the Fund only with respect to the Sub-Adviser's Portion of the Fund's portfolio. In the performance of its duties, the Sub-Adviser will comply with the provisions of this Agreement and Declaration of Trust and Bylaws of the Trust and the objectives and policies of the Fund, as set forth in the Trust's currently effective registration statement under the 1940 Act, and any amendments or supplements thereto ("Registration Statement") as filed with the Securities and Exchange Commission ("SEC") and any applicable federal and state laws. The Sub-Adviser will comply with other policies which the Trustees of the Trust (the "Trustees") or the Manager, as the case may be, may from time to time determine and which are furnished in writing to the Sub-Adviser including, if requested by the Manager, managing the Sub-Adviser's Portion as if it were a separate investment company for the purposes of determining compliance with the provisions of the Agreement and Declaration of Trust and Bylaws of the Trust and the objectives and policies of the Fund, as set forth in the currently effective Registration Statement of the Trust filed with the SEC and any applicable federal and state laws, and other policies which the Trustees of the Trust or the Manager may furnish in writing to the Sub-Adviser. The Sub-Adviser shall make its officers and employees available to the Manager from time to time at reasonable times to review investment policies of the Fund and to consult with the Manager regarding the investment affairs of

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          the Fund. In the performance of its duties hereunder,
          the Sub-Adviser is and shall be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way or otherwise be deemed to be an agent of the Trust.

     (b) The Sub-Adviser, at its expense, will furnish (i) all investment and management facilities, including salaries of personnel necessary for it to perform the duties set forth in this Agreement, and (ii) administrative facilities, including clerical personnel and equipment necessary for the conduct of the investment affairs of the Fund (excluding brokerage expenses and pricing and bookkeeping services).

     (c) The Sub-Adviser shall place all orders for the purchase and sale of portfolio investments for the Sub-Adviser's Portion with issuers, brokers or dealers selected by the Sub-Adviser, which may include brokers or dealers affiliated with the Sub-Adviser. In the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser always shall seek best execution (except to the extent permitted by the next sentence hereof), which is to place portfolio transactions where the Fund can obtain the most favorable combination of price and execution services in particular transactions or provided on a continuing basis by a broker or dealer, and to deal directly with a principal market maker in connection with over-the-counter transactions, except when it is believed that best execution is obtainable elsewhere. Subject to such policies as the Trustees may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Trust to pay a broker or dealer that provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such excess amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Sub-Adviser and its affiliates with respect to the Trust and with respect to other clients of the Sub-Adviser as to which the Sub-Adviser or any affiliate of the Sub-Adviser exercises investment discretion. Subject to the Sub-Adviser's obligations to seek best execution, the Manager agrees that the Sub-Adviser, in its sole discretion, may place transactions on behalf of the Fund with any broker-dealer, which is deemed to be an affiliate of the Manager, the Sub-Adviser or with any other entity that serves as investment adviser or sub-adviser to the Fund, or which is otherwise affiliated with the Fund in accordance with the 1940 Act (the "Affiliated Broker-Dealers") so long as such transactions are effected in conformity with the requirements (including any applicable exemptions and administrative interpretations set forth in Part II of the Sub-Adviser's Form ADV Registration Statement on file with the Securities and Exchange Commission ("Form ADV")) of Section 11(a)(1)(H) of the Securities Exchange Act of 1934 (the "1934 Act") and any other applicable laws and regulations. In all such dealings, the Affiliated Broker-Dealers shall be authorized and entitled to retain any commissions, remuneration or profits which may be made in such transactions and shall not be liable to account for the same to the Manager or the Trust.

     (d) The Manager further authorizes the Sub-Adviser and the Affiliated Broker-Dealers to execute agency cross transactions (the "Cross Transactions") on behalf of the Fund. Cross

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          Transactions are transactions, which may be effected by the Affiliated
          Broker-Dealers acting for both the Trust and the counterparty to the transaction. Cross Transactions enable the Sub-Adviser to purchase or sell a block of securities for the Trust at a set price and possibly avoid an unfavorable price movement that may be created through entrance into the market with such purchase or sale order. As such, the Sub-Adviser believes that Cross Transactions can provide meaningful benefits for the Trust and its clients generally. The Manager and the Trust should be aware, however, that in a Cross Transaction an Affiliated Broker-Dealer will be receiving commissions from both sides of the trade and, therefore, there is a potentially conflicting division of loyalties and responsibilities. The Manager may revoke, at any time, its authorization on behalf of the Fund for the Sub-Adviser to execute cross transactions by written notice to the Sub-Adviser.

     (e) The Manager's administrator will provide daily capstock information with respect to the Fund in a form reasonably satisfactory to the parties hereto.

2. OTHER AGREEMENTS

          It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, partner, director, officer or employee of, or be otherwise interested in, the Sub-Adviser, and in any person controlled by or under common control with the Sub-Adviser, and that the Sub-Adviser and any person controlled by or under common control with the Sub-Adviser may have an interest in the Trust.

3. SERVICES NOT EXCLUSIVE

          It is understood that the Sub-Adviser and persons controlled by or under common control with the Sub-Adviser have and may have advisory, management service or other contracts with other organizations and persons, and may have other interests and businesses. The services furnished by the Sub-Adviser hereunder are not to be deemed exclusive, and except as the Sub-Adviser may otherwise agree in writing, the Sub-Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Sub-Adviser, who may also be a trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

4. COMPENSATION TO BE PAID BY THE MANAGER TO THE SUB-ADVISER

          The Manager will pay to the Sub-Adviser as compensation for the Sub-Adviser's services rendered a fee, determined as described in Schedule A which is attached hereto and made a part hereof. Such fee shall be paid by the Manager and not by the Trust.

5.  EXPENSES

          During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with its services under this Agreement. The Sub-Adviser shall not be responsible for any other expenses incurred by the Trust or the Manager.

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6. AMENDMENTS OF THIS AGREEMENT

          This Agreement (including Schedule A attached hereto) shall not be amended as to any Fund unless such amendment is approved at a meeting by the affirmative vote of a majority of the outstanding voting securities of the Fund, if such approval is required under the Investment Company Act of 1940, as amended (" 1940 Act"), and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees who are not interested persons of the Trust or of the Manager or of the Sub-Adviser.

7. EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT

          This Agreement shall be effective as of the date executed, and shall remain in full force and effect as to the Sub-Adviser's Portion of the Fund continuously thereafter, until terminated as provided below:

     (a) Unless terminated as herein provided, this Agreement shall remain in full force and effect through May 30, 2005 and shall continue in full force and effect for successive periods of one year thereafter, but only so long as such continuance is specifically approved at least annually (i) by the Trustees or by the affirmative vote of a majority of the outstanding voting securities of the Fund, and (ii) by a vote of a majority of the Trustees who are not interested persons of the Trust or of the Manager or of any Sub-Adviser, by vote cast in person at a meeting called for the purpose of voting on such approval; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Sub-Adviser may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.

     (b) This Agreement may be terminated as to the Sub-Adviser's Portion of the Fund without the payment of any penalty by the Manager, subject to the approval of the Trustees, by vote of the Trustees, or by vote of a majority of the outstanding voting securities of such Fund at any annual or special meeting or by the Sub-Adviser, in each case on sixty days' written notice.

     (c) This Agreement shall terminate automatically, without the payment of any penalty, in the event of its assignment or in the event that the Management Agreement with the Manager shall have terminated for any reason.

8. CERTAIN DEFINITIONS

          For the purposes of this Agreement, the "affirmative vote of a majority of the outstanding voting securities" means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

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         For the purposes of this Agreement, the terms "control", "interested person" and "assignment" shall have their respective meanings defined in the 1940 Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the SEC under said Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the 1934 Act and the rules and regulations thereunder.

     For purposes of this Agreement, "AIT Sub-Adviser" means an investment adviser, as defined in Section 2(a)(20)(B) of the 1940 Act, for a series of the Trust other than the Manager.

9. NON-LIABILITY OF SUB-ADVISER

     (a) The Sub-Adviser, its officers and directors, and any person who controls the Sub-Adviser within the meaning of Section 15 of the Securities Act of 1933, as amended, shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or its shareholders or by the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

     (b) In no event will the Sub-Adviser have any responsibility or liability for any other series of the Trust, for any portion of the Trust not managed by the Sub-Adviser or for the acts or omissions of any other current, prior or interim adviser or sub-adviser to the Trust.

          In particular, in the event the Sub-Adviser shall manage only a portion of the Trust's investments, the Sub-Adviser shall have no responsibility for the Trust's being in violation of any applicable law or regulation or investment policy or restriction applicable to the Trust as a whole or for the Trust's failing to qualify as a regulated investment company under the Code, if the securities and other holdings of the segment of the Trust managed by the Sub-Adviser are such that such segment would not be in such violation or fail to so qualify if such segment were deemed a separate series of the Trust or a separate "regulated investment company" under the Code.

     (c) In no event will the Sub-Adviser have any responsibility or liability for any investment transactions recommended or effected before the effective date of this Agreement, or for any violations or alleged violations of applicable law and regulation or investment policy or restriction applicable to the Trust to the extent caused by the Manager's failure to provide timely written information as set forth in Section 13 below or to the extent caused by an Affiliated Broker-Dealer's failure to comply with the requirements of Section 11(a)(1)(H) of the 1934 Act.

     Nothing in this section shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

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10. LIMITATIONS OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS

     A copy of the Trust's Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed by the Trustees as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the appropriate Fund.

11. REPRESENTATIONS OF THE MANAGER AND SUB-ADVISER

     The Manager and Sub-Adviser each represent, warrant and agree that each of them: (i) are registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) are not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) have met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) have the authority to enter into and perform the services contemplated by this Agreement and the execution, delivery and performance by the Manager and Sub-Adviser of this Agreement does not contravene or constitute a default under any agreement binding upon either party; (v) have the authority to enter into this Agreement and the Manager has the authority to appoint the Sub-Adviser as an investment sub-adviser to perform the services contemplated by this Agreement; (vi) will promptly notify the other party of the occurrence of any event that would disqualify either party from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

12.  FURTHER DUTIES

     (a) The Manager agrees to provide to the Sub-Adviser copies of the Trust's Trust Instrument, By-Laws, Registration Statement, written instructions and directions of the Trustees and the Manager, and any amendments or supplements to any of these materials as soon as practicable after such materials become available; and further agrees to identify to the Sub-Adviser in writing any investments that are restricted or prohibited by the Fund, including those issued by entities that are affiliated persons as defined in the 1940 Act, and any broker-dealers, which are affiliated with the Manager (in addition to the Manager itself), or with any entity other than the Sub-Adviser that serves as investment adviser, sub-adviser or principal underwriter to the Fund.

     (b) The Manager and the Sub-Adviser agree that neither of them nor any of their affiliates, will in any way refer directly or indirectly to their relationship with one another or any of their respective affiliates in offering, marketing or other promotional materials without the express consent of the other, which consent will be promptly provided and not unreasonably withheld. Any offering, marketing or promotional material submitted for approval will be deemed to be "consented to" if a response is not received within 15 days of receipt of the material by a party.

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13.    GOVERNING LAW

     This Agreement shall be construed in accordance with the 1940 Act and the laws of the State of Massachusetts, without giving effect to the conflicts of laws principles thereof. To the extent that the applicable laws of the State of Massachusetts conflict with the applicable provisions of the 1940 Act, the latter shall control.

14.    NOTICES

     Any notice herein required is to be in writing and is deemed to have been given to the Sub-Adviser or the Manager upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine or a similar means of same delivery which providers evidence of receipt (with a confirming copy by mail as set forth herein). All notices provided to the Manager will be sent to the attention of Counsel, 440 Lincoln Street, Worcester, Massachusetts 01653. All notices provided to the Sub-Adviser will be sent to the attention of Matt Simpson, Senior Vice-President, General Counsel - Asset Management Services, GE Asset Management Incorporated. 3001 Summer Street P.O. Box 120031 Stamford, CT 06912. Facsimile: 203-708-3107.

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IN WITNESS WHEREOF, Allmerica Financial Investment Management Services, Inc. has
caused this instrument to be signed in duplicate on its behalf by its duly authorized representative and GE Asset Management Incorporated has caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

                                    Allmerica Financial Investment Management
                                    Services, Inc.

                                    By:     /s/ John P. Kavanaugh
                                            ------------------------------------

                                    Title:  President
                                            ------------------------------------



                                    GE Asset Management Incorporated

                                    By:     /s/ Michael Cosgrove
                                            ------------------------------------


                                    Title:  Chief Commercial Officer
                                            ------------------------------------



Accepted and Agreed to as of the day and year first above written:

Allmerica Investment Trust

By:      /s/ Donald P. Wayman
         -------------------------------

Title:   Vice President
         -----------------------------

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                                   SCHEDULE A

     The Manager will pay to the Sub-Adviser as full compensation for the Sub-Adviser's services rendered, a fee computed daily and paid quarterly at an annual rate based on the Sub-Adviser's Portion of the average daily net assets of the Fund as described below:

                                    Net Assets                Fee Rate
                               -----------------              ---------
                               First $25 Million              0.60 %
                               Next $25 Million               0.55 %
                               Next $25 Million               0.45 %
                               Next $25 Million               0.40 %
                               Over $100 Million              0.245 %

     The average daily net assets of the Fund shall be determined by taking an average of all of the determinations of net assets during each month at the close of business on each business day during such month while this Agreement is in effect.

     The fee for each quarter shall be payable within ten (10) business days after the end of the quarter.

     If the Sub-Adviser shall serve for any period less than a full month, the foregoing compensation shall be prorated according to the proportion which such period bears to a full month.

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